ANSYS, INC. SECOND QUARTER and YTD 2011
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
August 4, 2011

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q2 and YTD 2011 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, August 4, 2011, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers.   These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ Web site at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (866) 524-3160 (US), (866) 605-3852 (CAN) or (412) 317-6760 (INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10002050.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q2 2011 earnings press release, which can be found on our Web site in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

SECOND QUARTER  2011 OVERVIEW

Q2 2011 was a strong quarter on virtually all fronts. Our financial results exceeded the high end of our second quarter guidance on revenue, margins and EPS, suggesting modest improvement in customer sentiment and spending patterns, with continued penetration into existing customer accounts. Relative to Q2 guidance, currency fluctuations did not materially impact results.

•
During Q2, we had eight customers with orders in excess of $1 million, with 16% of these deals contributing to new business for the quarter, and the remainder building the new, all-time high deferred revenue balance.

•	Both our direct and indirect businesses continued to perform well, with a 72% / 28% split, respectively, for the quarter.

•
As we discussed on the last earnings call, we have been and will continue to make investments across many elements of our business. The non-GAAP operating margin for the second quarter was 51.5%, ahead of our target range and largely driven by our revenue over-performance, but also a reflection of our own continued challenges in locating and hiring unique talent to fill planned and open positions. The GAAP operating margin was also strong at 39.9%.

•
We experienced growth in each major product line, with our mechanical, fluids and HPC products leading the way.  We saw continued sales expansion in many of our major accounts, balanced by the addition of new customers.  This is reflected in the 19% growth in software license revenues in Q2 2011 as compared to last year’s Q2. Equally as important, our maintenance revenue grew 16% over Q2 2010 and our recurring revenue base continued to be strong at 69% of Q2 2011 revenues.  There was continued progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline.

•
We saw continued strength, as well as progress, in our High-Performance Computing offerings and strategy. One such example was the recent announcement from IBM naming ANSYS as one of the ISV partners in their Engineering Solutions for Cloud, which will be available in Q3 of 2011.

REVENUE

ANSYS, Inc.
Q2 2011 vs. Q2 2010 REVENUE COMPARISON - Consolidated
(Unaudited)
($ in thousands)				Q2 11 vs. Q2 10 % Growth
	Q2 2011 GAAP Revenue	Q2 2010 GAAP Revenue	Q2 11 vs. Q2 10 % Growth	In Constant Currency
Total Lease	$50,725	$44,561	13.83%	6.52%

Total Paid-Up	$46,711	$37,183	25.62%	19.37%

Total Maintenance	$60,530	$52,014	16.37%	9.79%

Total Service	$4,292	$4,009	7.06%	-0.72%

Total Q2:	$162,258	$137,767	17.78%	11.01%

Overall, our revenues continue to be fairly consistently spread, with 31% lease, 29% paid-up licenses, 37% maintenance and 3% service for Q2 2011 and YTD.  We saw healthy increases in paid-up licenses in Q2, up 26%, or 19% in constant currencies. Our maintenance business also continued to grow, with our overall renewal rates continuing in the mid-90% range. Continued expansion in our major accounts contributed to new license revenue, as well as to the new, record deferred revenue balance.

ANSYS, Inc.
Q2 2011 YTD vs. Q2 2010 YTD REVENUE COMPARISON – Consolidated
(Unaudited)
($ in thousands)				Q2 11 YTD vs. Q2 10 YTD % Growth
	Q2 2011 YTD GAAP Revenue	Q2 2010 YTD GAAP Revenue	Q2 11 YTD vs. Q2 10 YTD % Growth	In Constant Currency
Total Lease	$100,274	$89,503	12.03%	7.36%

Total Paid-Up	$93,029	$73,827	26.01%	21.94%

Total Maintenance	$118,321	$101,499	16.57%	12.48%

Total Service	$8,681	$8,991	-3.45%	-8.07%

Total YTD:	$320,305	$273,820	16.98%	12.68%

DEFERRED REVENUE

Deferred revenue, including the long-term portion of $9.0 million, reached a new record high of $240.7 million as of June 30, 2011. This represents a 21% increase over Q2 2010.

GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q2 2011 vs. Q2 2010 GEOGRAPHIC COMPARISON – Consolidated
(Unaudited)
($ in thousands)				Q2 11 vs. Q2 10 % Growth
	Q2 2011 GAAP Revenue	Q2 2010 GAAP Revenue	Q2 11 vs. Q2 10 % Growth	In Constant Currency
North America	$50,944	$48,113	5.88%	5.71%

Germany	$17,006	$14,315	18.80%	7.33%
United Kingdom	$7,311	$6,041	21.02%	1.92%
Other Europe	$33,545	$26,119	28.43%	17.31%
Total Europe	$57,862	$46,475	24.50%	12.23%

Japan	$25,503	$21,603	18.05%	3.76%
Other Gen. Int'l Area	$27,949	$21,576	29.54%	27.47%
Total Gen. Int'l Area	$53,452	$43,179	23.79%	15.61%

Total Q2:	$162,258	$137,767	17.78%	11.01%

North America saw a continuation of the trend that we have discussed for several quarters with US multinationals coordinating purchase decisions in the US, but deploying the software to Europe or to General International Areas (GIA) for ultimate use, therefore causing the revenue to be recorded in the overseas locations.  Also, we did see federal and defense spending starting to pick-up in June, albeit not at the levels previously experienced.  As customers continue to experience difficulties in hiring engineering talent, many are looking for ways to amplify the talent they already have on staff – broadening their simulation user bases, boosting their usage rates, growing their number of concurrent licenses and investing in HPC offerings.
Europe overall delivered double digit growth in both reported and constant currency. The volatility and macroeconomic issues in certain markets continued to have an impact, but overall the pipeline, renewal rates and customer engagements remained intact.

Our General International Area (GIA) performed very well overall, growing double digits in both reported and constant currency.  In line with our original Q2 guidance, Japan, our second largest global market, grew 4% in constant currency, as some of the Japanese customers continued to experience uncertainties or had to reprioritize certain elements of their business plans as a result of the Q1 natural disaster.

ANSYS, Inc.
Q2 2011 YTD vs. Q2 2010 YTD GEOGRAPHIC COMPARISON - Consolidated
(Unaudited)
($ in thousands)				Q2 11 YTD vs. Q2 10 YTD % Growth
	Q2 2011 YTD GAAP Revenue	Q2 2010 YTD GAAP Revenue	Q2 11 YTD vs. Q2 10 YTD % Growth	In Constant Currency
North America	$103,000	$94,671	8.80%	8.60%

Germany	$33,966	$29,665	14.50%	9.28%
United Kingdom	$14,901	$12,862	15.85%	3.41%
Other Europe	$65,160	$52,320	24.54%	20.08%
Total Europe	$114,027	$94,847	20.22%	14.44%

Japan	$52,428	$45,351	15.60%	3.52%
Other Gen. Int'l Area	$50,850	$38,951	30.55%	28.98%
Total Gen. Int'l Area	$103,278	$84,302	22.51%	15.28%

Total YTD:	$320,305	$273,820	16.98%	12.68%

INDUSTRY HIGHLIGHTS

From our global list of Q2 major orders, but also evident in smaller orders, ANSYS’ software is growing in importance, as customers increasingly benefit from the strategic business value of simulation.  During Q2 2011, we continued to see growth from a combination of large accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multiphysics challenges. While all industry sectors showed growth, there were three sectors where the activity continued to be more pronounced than the others – energy, automotive and electronics.

Energy
With a global focus on energy and self-sufficiency, as well as a heightened focus on safety and environmental concerns, we are seeing both our existing customers, as well as new customer accounts, increasing their capital investments. The oil and gas segment in particular is strengthening as a result of: (1) an increased demand for product safety and reliability, (2) demand for advanced technologies to access oil and gas in complex reservoirs, (3) new product development for offshore drilling and subsea equipment, and (4) continued government and industry investment in all major geographies.  We also experienced some significant new orders in the renewable energy area, where Europe and parts of Asia continue to invest heavily.

Automotive
A variety of factors are positively affecting the automotive sector from a simulation perspective.  Two of the most pronounced drivers, rising gas prices and government regulations, are causing increased technology development for higher mileage cars, including suppliers rapidly ramping up electric vehicle and hybrid electric vehicle component development.  The increased complexity of vehicles is giving automakers and suppliers an opportunity to differentiate themselves through innovation, which in turn is driving the need for greater levels of systems simulation.  Investments in high growth product areas such as electric steering, along with radar, cameras, devices that help drivers avoid accidents, internet and cell phone connections, batteries and improved navigation systems are all areas requiring the breadth and depth of ANSYS’ expanding product portfolio.

Electronics
A continued growth driver for ANSYS in Q2 was the highly competitive electronics industry. This is a segment where innovation and time-to-market are critical to securing and holding market leadership.  Currently, key growth drivers for ANSYS’ electronics business are: (1) the emergence of the new tablet segment, (2) continued growth and competitiveness of the smart phone market, (3) increased electronics utilization, as mentioned previously, in the automotive industry for safety, entertainment and performance, (4) network providers spearheading wireless integration in new applications, including medical equipment, smart grid and household appliances, (5) growth in industrial and electrical machinery segments  in emerging markets, and (6) overall demand for renewable energy, energy efficiency and smart product designs.   ANSYS’ simulation portfolio is enabling our customers to understand and model the complex, multiphysics interactions among these interconnected systems and to have confidence in their designs.

INCOME STATEMENT HIGHLIGHTS

Q2 2011 MARGINS AND OUTLOOK:  The Company delivered solid performance in both revenue and expenses. The over-performance on the top-line drove strong non-GAAP gross and operating margins of 87.6% and 51.5% for the quarter and 87.9% and 50.7% for the first six months of 2011.

Looking ahead into Q3 and FY 2011, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% and an operating margin of approximately 49% - 50% for Q3 and 50% for FY 2011.

Q2 2011 TAX RATE AND OUTLOOK:  Our Q2 non-GAAP effective tax rate was 29.8% and our GAAP rate was 29.7%. YTD the non-GAAP effective tax rate was 30.7% and our YTD GAAP rate was 30.6%.   Looking ahead into Q3 and FY 2011, we are currently forecasting an effective tax rate of approximately 31% - 32%, excluding non-recurring items.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $630.3 million, of which 69% was held domestically.
•	Cash flows from operations were $78.9 million for the second quarter of 2011, as compared to $60.2 million in the second quarter of 2010.
•	Consolidated net DSO of 41 days.
•	In Q2, we made the quarterly required principal payment of $5.3 million on our long-term debt. The total remaining debt of $148.8 million carries an effective interest rate of 1.00% for Q3.
•
Capital expenditures totaled $4.3 million for the second quarter and $7.6 million for the first six months of 2011.  We continue to plan for total capital expenditures in 2011 in the range of $15 - $20 million.

SHARE COUNT AND SHARE REPURCHASE

We had 94.2 million fully diluted weighted average shares outstanding in Q2. No share repurchases occurred during Q2. The Company currently has 1.1 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 95 million fully diluted shares outstanding in Q3 and for FY 2011.

STOCK-BASED COMPENSATION EXPENSE

ANSYS, Inc.
STOCK-BASED COMPENSATION EXPENSE BREAKDOWN
($ in thousands)	Three Months Ended
	6/30/2011	6/30/2010
Cost of sales:
Software Licenses	$37	$33
Maintenance & Service	$461	$367

Operating expenses:
SG&A	$2,995	$2,929
R&D	$1,826	$1,327

Total Expense Before Taxes	$5,319	$4,656
Related Income Tax Benefits	$(1,333)	$(1,008)
Expense, net of taxes	$3,986	$3,648

($ in thousands)	Six Months Ended
	6/30/2011	6/30/2010
Cost of sales:
Software Licenses	$73	$65
Maintenance & Service	$921	$732

Operating expenses:
SG&A	$5,951	$5,697
R&D	$3,521	$2,666

Total Expense Before Taxes	$10,466	$9,160
Related Income Tax Benefits	$(2,504)	$(1,960)
Expense, net of taxes	$7,962	$7,200

CURRENCY

CURRENCY IMPACT COMPARED TO Q2 2010:  The 2011 second quarter revenue and operating income were favorably impacted by currency fluctuations of $9.3 million and $5.6 million, respectively.  The 2011 YTD revenue and operating income were favorably impacted by currency fluctuations of $11.8 million and $6.9 million, respectively.

CURRENCY OUTLOOK:  As we saw in the Q2 actual results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions to the following: average rates in the range of 1.42 -1.45 for the Euro, 1.62 - 1.65 for the British Pound and 77 -79 for the Japanese Yen.  This compares to our previous guidance rate assumptions of 1.46-1.49 for the Euro, 1.64-1.67 for the British Pound and 79-82 for the Japanese Yen.

M&A

Acquisition of Apache Design Solutions, Inc.:
As we have consistently articulated and demonstrated over many years, we view mergers and acquisitions as a strategic element of our long-term plan. As previously announced, on July 31, 2011, ANSYS successfully completed its acquisition of Apache Design Solutions, Inc.  Apache is a leading simulation software provider for advanced, low-power solutions in the electronics industry.  Its innovative products help customers to lower power consumption, increase operating performance, reduce system costs and minimize design risks. Apache’s simulation software solutions enable customers to deliver power-efficient electronic products from initial prototyping to system signoff.  ANSYS and Apache have many common customers who are using software from both companies for solving a multitude of electronic design problems.  The combination of ANSYS’ and Apache’s software is expected to give ANSYS the most complete, independent engineering simulation software offering in the electronics industry, reaffirming and strengthening ANSYS’ commitment to open interface and flexible simulation solutions that are primarily driven by customer demand and choice.

OUTLOOK

Q3 and FISCAL YEAR 2011 UPDATED OUTLOOK:
Based on our first half performance, as well as the closing of the Apache acquisition on August 1, 2011, we are updating our third quarter and 2011 full year guidance to include the impact of the combined operations beginning August 1, 2011.  For Q3 2011, we are providing initial non-GAAP revenue guidance in the range of $172 to $178 million and GAAP revenue guidance in the range of $166  to $174 million; non-GAAP EPS in the range of $0.60 to 0.63 per share and GAAP EPS in the range of $0.40 to $0.47  per share.  We are raising our core, organic outlook for the year based on our current visibility around sales, end markets and our own spending plans, combined with the over-performance in Q2 of 2011 and the inclusion of Apache’s operations going forward.  As a result, we increased our outlook for FY 2011 non-GAAP revenues to a range of $685 - $697 million, or top line growth in the 18% to 20% range, and GAAP revenue guidance in the range of $671 to $687 million.   Consequently, our non-GAAP EPS outlook for FY 2011 is also increasing to $2.47 to $2.52 and GAAP EPS in the range of $1.80 to $1.91 per share.

This guidance considers that the pace and timing of global recovery still has ongoing pockets of uncertainty and also takes into consideration some of the ongoing concerns around the timing and predictability of closing orders, particularly as it relates to our Japanese business.  However, as we have said in the past, there are many things that we have no control over, such as the timing and momentum of the economic recovery, government and tax policies, and currency volatility. We have the benefit of a solid, repeatable business base; a diversified, geographic footprint; a world-class customer base and recurring revenues.

CLOSING COMMENTS

As always, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe, all of which will now be supplemented by many positive elements of the Apache business.

RISK FACTORS

 Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter, the remainder of 2011 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’s SEC filings, including the report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011.

RECONCILIATION  OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended

	June 30, 2011				June 30, 2010

	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$162,258			$162,258	$137,767			$137,767
Operating income	$64,813	$18,745	(1)	$83,558	$52,383	$16,709	(3)	$69,092
Operating profit margin	39.9%			51.5%	38.0%			50.2%
Net income	$45,431	$13,129	(2)	$58,560	$35,493	$11,122	(4)	$46,615
Earnings per share - diluted:
Diluted earnings per share	$0.48			$0.62	$0.38			$0.50
Weighted average shares - diluted	94,188			94,188	93,146			93,146

(1)
Amount represents $11.6 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer lists, trademarks and non-compete agreements, $5.3 million of stock-based compensation expense and $1.9 million of transaction expenses related to the Apache acquisition.

(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $5.6 million.

(3)
Amount represents $12.1 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer lists, trademarks and non-compete agreements, as well as a $4.7 million charge for stock-based compensation.

(4)	Amount represents the impact of the adjustments to operating income referred to in (3) above, adjusted for the related income tax impact of $5.6 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Six Months Ended

	June 30, 2011				June 30, 2010

	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$320,305			$320,305	$273,820			$273,820
Operating income	$127,087	$35,407	(1)	$162,494	$102,006	$33,360	(3)	$135,366
Operating profit margin	39.7%			50.7%	37.3%			49.4%
Net income	$87,672	$24,360	(2)	$112,032	$67,862	$22,204	(4)	$90,066
Earnings per share - diluted:
Diluted earnings per share	$0.93			$1.19	$0.73			$0.97
Weighted average shares - diluted	94,179			94,179	92,960			92,960

(1)
Amount represents $23.1 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer lists, trademarks and non-compete agreements, $10.5 million of stock-based compensation expense and $1.9 million of transaction expenses related to the Apache acquisition.

(2)	Amount represents the impact of the adjustments to operating income referred to in (1) above, adjusted for the related income tax impact of $11.0 million.

(3)
Amount represents $24.2 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer lists, trademarks and non-compete agreements, as well as a $9.2 million charge for stock-based compensation.

(4)	Amount represents the impact of the adjustments to operating income referred to in (3) above, adjusted for the related income tax impact of $11.2 million.

USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP REPORTING MEASURE	NON-GAAP REPORTING MEASURE

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share